EXHIBIT 99.1

Garrison Capital Inc. Announces Pricing of Collateralized Loan Obligation Refinance

NEW YORK, Sept. 15, 2016 (GLOBE NEWSWIRE) -- Garrison Capital Inc., a business development company (the “Company”) (NASDAQ:GARS), today announced that its wholly-owned subsidiary, Garrison Funding 2016-2 Ltd., has priced a $300 million term debt securitization with an expected closing date of September 29, 2016.

The notes offered in the collateralized loan obligation (the “Notes”) are structured as follows:

Garrison Funding 2016-2 Ltd.
Class	Type	Commitment Amount ($) (MM)	Expected Rating (S&P Only)	Coupon	Issue Price
A-1R	Revolver*	$25.00	AAA (sf)	Cost of Funds + 2.20%**	100.00%
A-1T	Term*	88.15	AAA (sf)	3mos L + 2.20%	100.00%
A-1F	Term*	25.00	AAA (sf)	3.41%	100.00%
A-2	Term	20.70	AA (sf)	3mos L + 3.15%	99.73%
B	Term	21.45	A (sf)	3mos L + 4.00%	98.90%
C	Term	11.70	BBB (sf)	3mos L + 6.00%	98.66%

* Class A-1R, Class A-1T and Class A-1F will rank pari passu.
** Cost of Funds = CP Rate, as defined in the indenture governing the Notes, or 3 month USD LIBOR

The reinvestment period for the Notes ends in September 2020, with a scheduled maturity in September 2027. The Company will indirectly retain the subordinated notes in the amount of $108.0 million.

The proceeds of the private placement of the Notes, net of expenses, will be used to refinance the Company’s existing collateralized loan obligation and will result in a reduction in the Company’s regulatory leverage ratio while only modestly increasing the weighted average weighted average cost of funds. Brian Chase, the Company’s Chief Financial Officer, said “We are very pleased with the pricing and the terms of the refinancing of our CLO which was structured and placed by Natixis, our longstanding financing partner.  This new facility will provide us with long-dated, flexible and stable funding for our future investment activities.”

The securities offered as part of the collateralized loan obligation have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws and may not be offered or sold in the United States absent registration under Section 5 of the Securities Act or an applicable exemption from such registration requirements.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The Company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information, go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information, go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release

Garrison Capital Inc.
Brian Chase, 212-372-9590
www.garrisoncapitalbdc.com